Filed Under Rule 424(b)(4)
Registration No. 333-142048

PROSPECTIVE SUPPLEMENT NO. 4

PROSPECTUS SUPPLEMENT TO
REGISTRATION STATEMENT DECLARED EFFECTIVE ON JULY 12, 2007

INTERNATIONAL STEM CELL CORPORATION
16,686,315 Shares of Common Stock ($0.001 par value)

This Prospectus Supplement updates and should be read in conjunction with the Prospectus dated July 12, 2007 (as supplemented to date, the “Prospectus”), which is to be delivered with this Prospectus Supplement. The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering, and therefore will not receive any proceeds from this offering, other than the exercise price, if any, to be received upon exercise of the warrants referred to in the Prospectus.

This Prospectus Supplement includes the following document, as filed by us with the Securities and Exchange Commission:

•	The attached Current Report on Form 8-K of International Stem Cell Corporation filed on January 22, 2008.

Our common stock is quoted on the OTC Bulletin Board under the symbol ISCO.OB.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is January 22, 2008.

[ATTACH COPY OF 8-K, INCLUDING EXHIBIT THERETO]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 22, 2008

INTERNATIONAL STEM CELL CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	0-51891	20-4494098
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2595 Jason Court Oceanside, CA	92056
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (760) 940-6383

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

International Stem Cell Corporation announced today with great regret the untimely death of its CEO, Mr. Jeff Krstich. The Chairman of the Board, Kenneth C. Aldrich has assumed the additional responsibility of Chief Executive Officer, effective immediately. Mr. Aldrich was one of the original founders of the Company and had been CEO until Mr. Krstich joined the Company as CEO in 2006.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit
Number	Description
99.1	Press Release, dated January 22, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL STEM CELL CORPORATION

Dated: January 22, 2008	By:	/s/ Ken Aldrich
Name: Ken Aldrich Title: Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number	Description
99.1	Press Release, dated January 22, 2008

Exhibit 99.1

Contacts:
International Stem Cell Corporation
Kenneth C. Aldrich, Chairman
kaldrich@intlstemcell.com

Media Relations:
The Orbach Company, Inc.
Nevena Orbach
818-904-0500
nevena@orbachco.com

International Stem Cell Corporation Chairman adds CEO Role

Oceanside, California, [dateline] – International Stem Cell Corporation (OTCBB:ISCO) (www.internationalstemcell.com), a California-based stem cell therapeutics company, announced today with great regret the untimely death of its CEO, Mr. Jeff Krstich. The Chairman of the Board, Kenneth C. Aldrich has assumed the additional responsibility of Chief Executive Officer, effective immediately. Mr. Aldrich was one of the original founders of the Company and had been CEO until Mr. Krstich joined the Company as CEO in 2006.

Mr. Krstich died of an apparent heart attack on January 20, 2008. He was 60 years old.

“It is with deep regret that I announce the passing of, not only a great business leader, but someone who was a good friend as well,” said Mr. Aldrich. “Jeff shared ISCO’s passion for pushing the bounds of science; believing that advancement in stem cell research would soon provide cures for many intractable human diseases and improve the quality of life.”

With the merging of the Chairman and CEO positions, the company will not experience any operational disruption going forward. “We are all shocked that Jeff would be taken at such a young age, but we are determined to use this tragic event as motivation to vigorously pursue stem-cell based therapeutic remedies that would help to fulfill Mr. Krstich’s dream,” concluded Aldrich.

ABOUT INTERNATIONAL STEM CELL CORPORATION:
International Stem Cell Corporation (ISCO) is a California biotechnology company focused on developing therapeutic and research products. ISCO’s technology, Parthenogenesis, results in the creation of pluripotent human stem cell lines from unfertilized human eggs.  ISCO scientists also have created the first Parthenogenic homozygous stem cell line (phSC-Hhom-4)that can be a source of therapeutic cells that will not be immune rejected after transplantation into millions of individuals of differing sexes, ages and racial groups. These advancements offer the potential to create the first true “Stem Cell Bank” and address ethical issues by eliminating the need to use or destroy fertilized embryos. ISCO also produces and markets specialized cells and growth media worldwide for therapeutic research through its subsidiary Lifeline Cell Technology. For more information, visit the ISCO website at: www.internationalstemcell.com

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Forward-Looking Statements

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development and potential opportunities for the company and its subsidiary, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates,”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the company's business, particularly those mentioned in the cautionary statements found in the company's Securities and Exchange Commission filings. The company disclaims any intent or obligation to update these forward-looking statements.